Exhibit 99.1

AVEO Reports Full Year 2016 Financial Results and Provides Business Update

CAMBRIDGE, Mass. – March 22, 2017 – AVEO Oncology (NASDAQ: AVEO) today reported financial results for the full year ended December 31, 2016 and provided a business update.

“TIVO-3, our lead clinical program designed to serve as the basis for a potential U.S. registration for tivozanib as a first- and third-line treatment for renal cell cancer, continues to enroll ahead of schedule and has now completed its first safety review,” said Michael Bailey, president and chief executive officer of AVEO. “We look forward to the study’s pre-planned interim futility analysis midyear 2017 and, potentially, to top line results in the first quarter of 2018 and to initial data from our Phase 1 TiNivo study of tivozanib in combination with Opdivo® in the first half of 2017. We also continue to support our partner EUSA Pharma in its efforts to complete the European Marketing Authorization Application review for tivozanib as a first-line treatment for renal cell carcinoma. There remains a significant unmet need for better tolerated therapies in this disease, particularly those that enable combination treatment, and we look forward to receiving tivozanib data and to potential regulatory milestones in the coming quarters.”

Mr. Bailey continued: “We also look forward to several milestones with the balance of our pipeline, including the presentation of data from two investigator sponsored studies of ficlatuzumab, a potential partnership for AV-353, and progress toward the clinic for AV-380 and AV-203.”

Recent Updates

•	TIVO-3 Enrolling Ahead of Schedule and Passes First Safety Monitoring Committee Safety Review; Pre-Planned Interim Futility Analysis Expected Midyear 2017. In February 2017, AVEO announced that its pivotal, Phase 3 TIVO-3 trial, a randomized, controlled, multi-center, open-label study to compare tivozanib to sorafenib in subjects with refractory advanced renal cell carcinoma (RCC), has successfully completed the first safety review by the study’s Safety Monitoring Committee (SMC). The SMC concluded that no safety concern was observed for tivozanib and recommended that the study replace the small number of patients who dropped out prior to starting treatment. The Company announced just prior to the safety review that the TIVO-3 trial is enrolling substantially ahead of schedule. With the SMC recommendation to replace early dropouts, the Company still expects to complete enrollment in June 2017, ahead of its prior guidance of August 2017. A pre-planned futility analysis of the trial is expected around midyear 2017, with topline data expected in the first quarter of 2018. The TIVO-3 trial, together with the previously completed TIVO-1 trial of tivozanib in the first-line treatment of RCC, is designed to support potential regulatory approval of tivozanib in the U.S. as a third- and first-line treatment for RCC.

•

First Patient Dosed in Phase 1/2 TiNivo Trial Evaluating Tivozanib in Combination with Bristol-Myers Squibb’s Opdivo® (nivolumab) in Advanced RCC. AVEO announced today that the first patient has been treated in the Company’s Phase 1/2 TiNivo trial evaluating tivozanib in combination with Bristol-Myers Squibb’s anti-PD-1 therapy, Opdivo® (nivolumab), in advanced RCC. The study, which is led by the Institut Gustave Roussy in Paris, is under the direction of Professor Bernard Escudier, MD, Chairman of the Genitourinary Oncology Committee. The Phase 1, which the Company expects to complete in the first half of 2017, will primarily evaluate the safety of tivozanib in combination with nivolumab at escalating doses of tivozanib. If the Company receives favorable results, it expects to follow immediately with an expansion Phase 2 at the established combination dose.

•	Ongoing Review of the Marketing Authorization Application (MAA) in Europe for Approval of Tivozanib as a First-Line RCC Treatment Option. In February 2017, AVEO announced that its European licensee for tivozanib, EUSA Pharma, a specialty pharmaceutical company with a focus on oncology and oncology supportive care, has received the Day 180 List of Outstanding Issues (LOI) from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA). The Day 180 LOI signifies that the MAA is not approvable at the present time and outlines outstanding deficiencies, which are then required to be satisfactorily addressed in an oral explanation and/or in writing prior to a final application decision. EUSA has informed AVEO that it expects to submit written responses to the Day 180 LOI in April 2017, and the EMA has tentatively scheduled EUSA to provide an oral explanation to the CHMP in May 2017.

•	Submitted for Presentation Results from Phase 1 Studies of Ficlatuzumab in Combination with Cetuximab in Head and Neck Squamous Cell Cancer (HNSCC) and Cytarabine in Acute Myeloid Leukemia (AML). The Company announced today that results from two investigator sponsored Phase 1 studies of ficlatuzumab were submitted for presentation at an upcoming major medical meeting. The first study is designed to explore cetuximab in combination with ascending doses of ficlatuzumab in patients with cetuximab-refractory HNSCC patients. The second study is designed to explore cytarabine in combination with ascending doses of ficlatuzumab in relapsed/refractory AML. AVEO and Biodesix, Inc. have a worldwide agreement to develop and commercialize ficlatuzumab.

Full Year 2016 Financial Highlights

•	AVEO ended 2016 with $23.3 million in cash, cash equivalents and marketable securities as compared with $34.1 million at December 31, 2015.

•	Total collaboration revenue for 2016 was approximately $2.5 million compared with $19.0 million for 2015.

•	Research and development expense for 2016 was $23.7 million compared with $12.9 million for 2015.

•	General and administrative expenses for 2016 were $8.2 million compared with $14.2 million for 2015.

•	Net loss for 2016 was $26.9 million, or a loss of $0.39 per basic and diluted share, compared with net loss of $15.0 million for 2015, or a loss of $0.27 per basic and diluted share.

Financial Guidance

We believe that our $23.3 million in existing cash, cash equivalents and marketable securities as of December 31, 2016 could allow us to fund our planned operations into the fourth quarter of 2017; however, additional funds will be needed to extend these operations into 2018 and maintain compliance with our $10.0 million financial covenant under our loan agreement with Hercules.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted therapeutics for oncology and other areas of unmet medical need. The company is focused on seeking to develop and commercialize its lead candidate tivozanib, a potent, selective, long half-life inhibitor of vascular endothelial growth factor 1, 2 and 3 receptors, in North America as a treatment for RCC and other cancers. AVEO is leveraging multiple partnerships aimed at developing and commercializing tivozanib in non-oncologic indications worldwide and oncology indications outside of North America, as well as to progress its pipeline of novel therapeutic candidates in cancer and cachexia (wasting syndrome). For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential”, “could,” “should,” “would,” “seek,” “look forward,” “advance,” “goal,” “strategy,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others: the expected timelines for completing enrollment, undergoing a futility analysis and receiving top-line data readouts in TIVO-3 and TiNivo; the potential for the design of the TIVO-3 and TIVO-1 trials to support regulatory approval for first- and third-line indications in RCC in the U.S.; plans and strategies of AVEO and its partners, including EUSA, and the potential achievement by AVEO and its partners of clinical, regulatory, commercial, manufacturing and other development goals and milestones; the potential safety, efficacy, tolerability and other benefits of tivozanib in the treatment of renal cell carcinoma as a single agent or in combination with other therapies; and the period in which AVEO expects that its existing cash, cash equivalents and marketable securities will fund its operations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to enter into and maintain its third party collaboration agreements, and its ability, and the ability of its licensees and other partners, to achieve development and commercialization objectives under these arrangements; AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; AVEO’s ability to successfully enroll and complete clinical trials, including the TIVO-3 and

TiNivo trials; AVEO’s ability to maintain compliance with the $10.0 million financial covenant under its loan agreement with Hercules; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments, expenses and outcomes related to AVEO’s ongoing shareholder litigation; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to raise the substantial additional funds required to fund its operating expenses beyond the beginning of the fourth quarter of 2017 and to continue as a going concern; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

AVEO Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

AVEO PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Collaboration and licensing revenue	$127	$3,598	$2,515	$19,024
Operating expenses:
Research and development	7,683	3,873	23,703	12,875
General and administrative	1,870	5,848	8,205	14,217
Restructuring and lease exit	—	—	—	4,358

	9,553	9,721	31,908	31,450

Loss from operations	(9,426)	(6,123)	(29,393)	(12,426)
Other income (expense), net:
Change in fair value of warrant liability	4,569	—	4,751	—
Other expense, net	(748)	(462)	(2,144)	(2,575)

Other income (expense), net	3,821	(462)	2,607	(2,575)

Loss before provision for income taxes	(5,605)	(6,585)	(26,786)	(15,001)
Provision for income taxes	—	—	(101)	—

Net loss	$(5,605)	$(6,585)	$(26,887)	$(15,001)

Basic and diluted net loss per share	$(0.07)	$(0.11)	$(0.39)	$(0.27)
Weighted average number of common shares outstanding	75,863	58,136	69,268	55,701

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Cash, cash equivalents and marketable securities	$23,348	$34,135
Accounts receivable	1,027	4,641
Prepaid expenses and other current assets	1,940	1,600
Property and equipment, net	—	23
Other assets	970	143

Total assets	$27,285	$40,542

Liabilities and stockholders’ (deficit) equity
Accounts payable and accrued expenses	$7,715	$5,531
Total loans payable	14,003	9,471
Total deferred revenue	2,207	3,695
Warrant liability	4,593	—
Other liabilities	690	4,618
Stockholder’s (deficit) equity	(1,923)	17,227

Total liabilities and stockholders’ (deficit) equity	$27,285	$40,542